Norfolk Southern Corporation	Ann A. Adams
Three Commercial Place	EVP & Chief Transformation Officer
Norfolk, Virginia 23510

August 26, 2019

Mark George

17106 Bay Street

Jupiter, FL 33477

Dear Mark,

We are pleased to have you join the Norfolk Southern team. Subject to approval by the Norfolk Southern Corporation (NS) Board of Directors and its Compensation Committee, I am pleased to formally extend to you the offer of the position of Executive Vice President and Chief Financial Officer. Your talents and experience should enable you to make a valuable contribution to our team and I am confident that you will find the opportunity rewarding and challenging.

This Offer Letter confirms the key terms of our offer of employment.

Signing Bonus and Inducement Equity Award

If, on or before November 1, 2019, you begin active employment and have successfully completed the I-9 process:

•	You will receive a signing bonus of $400,000 within thirty days following your commencement of active employment at NS.

•	You will be awarded an equity grant under the NS Long-Term Incentive Plan (LTIP) with a target value of $1,000,000 on an award date (as defined in LTIP) within seven days following your commencement of active employment comprised of:

o	60% Performance Share Units (PSUs) based on specified corporate performance goals for the three-year period from 2019-2021,

o	30% Restricted Stock Units (RSUs) which, because it will be an off-cycle award, earn out in three installments in 2021, 2022 and 2023, and

o	10% Non-Qualified Stock Options (NQSOs) that generally expire on January 27, 2029.

The equity award will be made under the terms set forth in the LTIP Form of Off-Cycle Award Agreements (filed with NS’ Form 10-Q for the period ended March 31, 2019) and evidenced by agreements between you and NS. In accordance with our usual practice, you will be required to execute a non-compete agreement to receive these awards.

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Compensation

•	Your annual starting salary will be $600,000. Your tentative start date will be November 1, 2019, and your work location will be in Atlanta, Georgia.

•	You will be eligible to participate in the NS Executive Management Incentive Program (EMIP) in accordance with the terms of the EMIP then in effect. The annual incentive opportunity will be that established for the level of executive vice presidents, which currently is 135% of your annualized base salary. The award payout will be determined based upon overall corporate performance against annually defined measures. EMIP awards are payable in cash.

•	You will be eligible to participate in LTIP in accordance with the terms of the LTIP then in effect. The LTIP provides for equity grants to senior NS leaders and is focused on delivering long-term shareholder value. LTIP awards are made annually by the Compensation Committee of the NS Board and may be comprised of:

o	PSUs that earn out and convert to NS common stock based on the achievement of specified corporate performance goals for a three-year period,

o	RSUs that vest and convert to NS common stock over four annual installments, and

o	NQSOs that generally expire ten years from the grant date and entitle you to buy NS common stock at a fixed price after the fourth anniversary of the grant date.

LTIP awards are normally granted in January. In 2020, you will be eligible to receive a long-term incentive award under LTIP, which had a $1,750,000 value at your level in 2019 and was comprised of 60% PSUs, 30% RSUs and 10% NQSOs.

•	You will be eligible for participation in the NS Executives’ Deferred Compensation Plan. This plan allows deferral of up to 50% of your salary as well as between 10% and 100% of your annual EMIP bonus in accordance with the limitations set forth in the terms and conditions of the plan.

•	You will be eligible for participation in the NS Thrift and Investment Plan (a 401(k) retirement savings plan), subject to terms and conditions thereof then in effect. As presently structured, the program provides NS matching contributions of 100% of the first 1% you contribute plus 50% up to 6%. So, if you contribute 6%, NS will contribute 3.5%.

•	You will be eligible for the NS Retirement Plan (a defined benefit program), subject to the terms and conditions thereof then in effect.

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Benefits

•	In addition to the financial compensation detailed above, you will be eligible for a full range of employee benefits including medical, dental and life insurance. You will be eligible for coverage on Day 1 of employment. Information on the NS Health and Wellness Benefits Plan and enrollment will be separately provided to you.

•	You will be eligible for two weeks of vacation in 2019 and five weeks in 2020 and thereafter.

•	The position requires you to be based in Atlanta. You will be eligible to participate in the NS Relocation Program for Experienced New Hire Employees, including home purchase expenses (e.g. closing costs), household goods moving expenses, and final moving expenses. The terms and conditions of the relocation program will be separately provided to you.

At-Will Employment

•	It is understood that you remain an at-will employee, and this Offer Letter is not intended to create a contract for, or right to, employment for any term whatsoever. NS specifically reserves the right to discontinue your employment at any time and for any reason.

•	Although your employment will be “at will,” if your employment with NS is terminated by NS for any reason other than for Cause (as defined in this Section below) within your first sixty (60) months of employment, you will receive the following:

o	all compensation due to you as of your termination date, including any applicable annual incentive awards, which awards would be pro-rated based on actual employment during the year of termination (payable prior to March 1 of the year following termination);

o	additional compensation in an amount equal to twelve (12) months of your then current salary, payable in one lump sum;

o	a waiver of the LTIP provision for termination of awards such that your outstanding LTIP awards will be treated as if you retire, with continued vesting of all unvested shares of LTIP previously granted as of your termination date. If your employment is terminated by death or disability, vesting will occur in accordance with the terms of the award. This economic protection is conditioned upon and subject to your execution of a fuIl general release, releasing all claims, known or unknown, that you may have against the NS arising out of or any way related to your employment or termination of employment with the NS. After the sixty (60) month anniversary of your employment, you will not be eligible for any separation benefits under this Offer Letter and any termination without Cause would be handled in accordance with any specified program design at that given point in time.

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•	For purposes of this Offer Letter, “Cause” will mean your (a) indictment, conviction or plea of nolo contendere to any felony, (b) theft, fraud or embezzlement resulting in gain or personal enrichment to you, and (c) failure or refusal to substantially perform your duties for NS.

Subject to Board and Compensation Committee Approval

This offer is contingent upon Board and Compensation Committee approval and upon your successful completion of a background examination and a drug screen. You will be contacted as to the procedures to follow to facilitate these examinations shortly. In addition, you will receive an email requesting additional information including criminal and driving history which you must complete. Our medical vendor, CSHi, will contact you directly to schedule your drug screening.

I look forward to working with you and expect you will find your partnership with NS to be a rewarding and exciting experience. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Ann A. Adams
Ann A. Adams
EVP & Chief Transformation Officer

Accepted and Acknowledged by:

/s/ Mark George

_________________________

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